Exhibit 10.1

The following is a summary description of the verbal arrangements with the Company’s non-employee members of the Board of Directors regarding their compensation:

Each non-employee director is paid an annual fee of $20,000 for his or her services as a director, and $1,000 for each Board of Directors meeting attended. Each regular member of the Compensation Committee receives $1,000 for each Compensation Committee meeting attended; the Chairperson of the Compensation Committee receives $2,000 for each Compensation Committee meeting attended. Each regular member of the Audit Committee receives $2,000 for each Audit Committee meeting attended; the Chairperson of the Audit Committee receives $3,000 for each Audit Committee meeting attended. Each regular member of the Nominating and Corporate Governance Committee receives $1,000 for each Nominating and Corporate Governance Committee meeting attended; the Chairperson of the Nominating and Corporate Governance Committee receives $2,000 for each Nominating and Corporate Governance Committee meeting attended. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and committee meetings. New non-employee directors elected or appointed at any time other than at the August Board meeting will receive an initial pro-rated stock option grant in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 12,000. Each non-employee director of the company automatically receives an annual grant of 12,000 options at the August meeting of the Board. These stock options are granted at the then-current market price, and vest immediately but will not be exercisable until the one-year anniversary of the grant date.